Prospect Energy Corporation Announces Repayment of Investment in Cypress Consulting Services, Inc.

NEW YORK, NY -- 02/12/2007 -- Prospect Energy Corporation (NASDAQ: PSEC) ("Prospect") announced today that it expects repayment of, and a gain on, Prospect's $4.3 million debt investment in Cypress Consulting Services, Inc. ("Cypress"), a seismic surveying company based in Houston, Texas. Cypress has executed an asset purchase agreement to sell its assets to a larger energy services company, with such sale expected to close this month. At closing, Prospect expects to receive a combined prepayment premium and net profits interest payment of approximately $2.1 million. Prospect expects to earn a 1.6 times cash-on-cash return on the Cypress investment, over the five months since Prospect made this investment, for a 175% realized cash annualized internal rate of return.

"We found Prospect to be a responsive financing partner with a thorough understanding of the oilfield services sector," said Dennis Gray, Chief Executive Officer of Cypress.

"The Cypress management team has delivered outstanding shareholder value," said Bart J. de Bie, a Managing Director of Prospect Capital Management. "We look forward to providing capital to other dynamic energy sector companies."

ABOUT PROSPECT ENERGY CORPORATION

Prospect Energy Corporation (www.prospectenergy.com) is a closed-end investment company that lends to and invests in energy-related businesses. Prospect Energy's investment objective is to generate both current income and capital appreciation through debt and equity investments.

Prospect Energy has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Energy could have a material adverse effect on Prospect Energy and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-0702